Exhibit 5 and Exhibit 23.1

101 South Queen Street Martinsburg, West Virginia 25401 7000 Hampton Center Morgantown, West Virginia 26505 501 Avery Street Parkersburg, West Virginia 26101	600 Quarrier Street Charleston, West Virginia 25301 Post Office Box 1386 Charleston, West Virginia 25325-1386 (304) 347-1100 www.bowlesrice.com	Southpointe Town Center 1800 Main Street, Suite 200 Canonsburg, Pennsylvania 15317 1217 Chapline Street Wheeling, West Virginia 26003 480 West Jubal Early Drive, Suite 130 Winchester, Virginia 22601

July 29, 2016

United Bankshares, Inc. 300 United Center 500 Virginia Street, East Charleston, West Virginia 25301

Re: Form S-8 Registration Statement

Ladies and Gentlemen:

This opinion is rendered in connection with the Form S-8 Registration Statement (the “Registration Statement”) filed by United Bankshares, Inc. (the “Registrant”) with the Securities and Exchange Commission under the Securities Act of 1933, as amended, with respect to the registration of 1,700,000 shares of common stock of Registrant, $2.50 par value (“Common Stock”) issuable in connection with Registrant’s 2016 Long-Term Incentive Plan (the “Plan”), all as set forth in the Registration Statement.

We are of the opinion that if all the conditions set forth in the Plan are satisfied, the Common Stock, when issued in connection with the Plan in accordance with the terms set forth therein will be duly authorized, validly issued, fully paid and nonassessable and will not be issued in violation of any preemptive rights of any shareholder of Registrant.

We hereby consent to the use of this opinion as an exhibit to the Registration Statement and to the reference to our firm therein.

Very truly yours,

Bowles Rice LLP

/s/ Bowles Rice LLP